Exhibit 7.2

PRIVATE & CONFIDENTIAL

Our Ref: SCH1623/SS/KK/A18/CH0589/16

April 28, 2016

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

USA

Ladies and Gentlemen:

We have read the statements regarding our firm contained in Items 4.01 and 4.02 of Form 8-K of Skystar Bio-Pharmaceutical Company dated and filed on April 6, 2016, and are in agreement with those statements.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K/A.

Very truly yours,

Crowe Horwath (HK) CPA Limited

Copy to:

Mr. Weibing Lu, Chief Executive Officer

Mr. Mark Chen, Chairman, Audit Committee

Mr. R. Scott Cramer, Director

Mr. Bing Mei, Chief Financial Officer